LIBERTY OILFIELD SERVICES INC. APPOINTS AUDREY ROBERTSON TO ITS BOARD OF DIRECTORS
June 15, 2021- Denver, Colorado- Liberty Oilfield Services Inc. (NYSE: LBRT; “Liberty” or the “Company”) announced today the appointment of Audrey Robertson to its Board of Directors. Ms. Robertson joined the Board contemporaneously with the resignation of Brett Staffieri, who previously served on the Board as a nominee of entities affiliated with Riverstone Holdings. Mr. Staffieri resigned after Riverstone completed the divestiture of its equity investment in the Company earlier this month.
“We are excited and pleased to welcome Audrey to the Board and the Liberty family,” said Chris Wright, Liberty’s Chairman and CEO. “Audrey has extensive expertise in finance and accounting matters. When coupled with her executive leadership and governance experience in the energy industry, her background is a complementary addition to our Board and augments the core skill sets represented by our Directors.”
“Mr. Wright also commented, "Brett has been involved with the Liberty Board since our founding.  I want to thank him and the team at Riverstone for their contribution over the years.”
Ms. Robertson has served as the co-founder and Chief Financial Officer of Franklin Mountain Energy, LLC, a private oil and gas company operating in the Permian Basin since September 2018. She also serves as a co-founder and Managing Partner of Copper Trail Partners, LLC, a private equity platform based in Denver since November 2017. From 2005 to 2016, she served as a Partner and Senior Managing Director at Kayne Anderson Capital Advisors. Prior to that time, she was an investment banker with Goldman Sachs & Co. Ms. Robertson has been a Director of Bonanza Creek Energy, LLC since January 2020 and served on the board of directors of Extraction Oil and Gas, LLC from September 2019 to January 2021. She has served on the boards of several private companies and not-for-profit organizations. She holds a Bachelor of Science degree in Applied Economics and Management from Cornell University and a Master of Accounting degree from the University of Southern California.
About Liberty
Liberty is a leading North American oilfield services firm that offers one of the most innovative suites of completion services and technologies to onshore oil and natural gas exploration and production companies. Liberty was founded in 2011 with a relentless focus on developing and delivering next generation technology for the sustainable development of unconventional energy resources in partnership with our customers. Liberty is headquartered in Denver, Colorado. For more information about Liberty, please contact Investor Relations at IR@libertyfrac.com.
Contact:
Michael Stock
Chief Financial Officer
303-515-2851
IR@libertyfrac.com